As filed with the Securities and Exchange Commission on January 6, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-3 Registration No. 333-147301

Post-Effective Amendment No. 2 to Form S-3 Registration No. 333-164473

Post-Effective Amendment No. 4 to Form S-3 Registration No. 333-165822

Post-Effective Amendment No. 2 to Form S-3 Registration No. 333-195253

UNDER

THE SECURITIES ACT OF 1933

World Energy Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3474959
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

World Energy Solutions, Inc.

100 Front Street

Worcester, Massachusetts 01608

(508) 459-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Brewster

President

One Marina Park Drive, Suite 400

Boston, Massachusetts 02210

(617) 224-9900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Miguel J. Vega

Cooley LLP

500 Boylston Street

Boston, Massachusetts 02116

(617) 937-2319

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Form S-3 Registration Statements, as amended, of World Energy Solutions, Inc., a Delaware corporation (“World Energy”) (collectively, the “Registration Statements”):

•	Registration Statement No. 333-147301 filed with the United States Securities and Exchange Commission (the “SEC”) on November 9, 2007 registering 5,375,000 shares of World Energy common stock, par value $0.0001 per share (the “Shares”).

•	Registration Statement No. 333-164473 filed with the SEC on January 22, 2010 registering 489,097 Shares.

•	Registration Statement No. 333-165822 filed with the SEC on March 31, 2010 registering up to $20 million worth of Shares, preferred shares and warrants.

•	Registration Statement No. 333-195253 filed with the SEC on April 14, 2014 registering 200,000 shares of common stock.

On November 4, 2014, World Energy entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EnerNOC, Inc. (“Parent”), and Wolf Merger Sub Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into World Energy, with World Energy continuing as the surviving corporation and as a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, World Energy has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by World Energy in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, World Energy hereby removes and withdraws from registration any and all securities of World Energy registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in Worcester, Massachusetts, on January 6, 2015.

World Energy Solutions, Inc.

By:	/s/ David Brewster
David Brewster
President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on January 6, 2015:

Signature	Title(s)

/s/ David Brewster David Brewster	President and Director (principal executive officer, principal financial officer, and accounting officer)

/s/ Neil Moses Neil Moses	Director

/s/ Timothy Healy Timothy Healy	Director